Exhibit 99.1

CHENIERE ENERGY, INC. PRESS RELEASE

CONTACTS:

Christina Cavarretta – Manager Investor Relations

Brandy Obvintsev – Manager Communications

Cheniere Energy, Inc.

Investor Relations and Communications Department

713-375-5100

Cheniere Energy Commits to Exercise 9,175,595 Share

Call Options and Closes $400 Million Credit Facility

Houston, Texas, May 31, 2007—Cheniere Energy, Inc. (AMEX:LNG) announced today that it has notified Credit Suisse International (“Credit Suisse”) of Cheniere’s irrevocable commitment to exercise, on one or more occasions on or before July 23, 2007, all of Cheniere’s options to purchase from Credit Suisse an aggregate of 9,175,595 shares of Cheniere’s common stock for $35.42 per share. Cheniere’s options to purchase the shares are part of the previously disclosed issuer call spread entered into in July 2005 by Cheniere and Credit Suisse in connection with Cheniere’s issuance of $325 million of 2.25% Convertible Senior Notes due 2012. Cheniere also gave Credit Suisse notice of election of physical settlement of the options, thereby requiring Credit Suisse to deliver 9,175,595 physical shares to Cheniere.

Cheniere also reported that it has closed a $400 million credit facility with an affiliate of Perry Corp, a significant beneficial owner of Cheniere’s shares, providing for a loan bearing interest at a fixed rate of 9.75% per annum and maturing on May 31, 2012. Proceeds of the loan will be used for general corporate purposes, including the $325 million purchase of the 9,175,595 shares of outstanding Cheniere common stock from Credit Suisse, and to pay fees and expenses incurred in connection with the credit facility.

Cheniere Energy, Inc. is developing a network of three liquefied natural gas receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information please refer to Cheniere Energy, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.